UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a–101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a–12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

Blackstone Capital Partners V L.P.

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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(1)	Title of each class of securities to which transaction applies:

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EXPLANATORY NOTE:

On November 15, 2010, Blackstone Capital Partners V L.P. (“BCP V”) issued the following statement.

BLACKSTONE RECONFIRMS ITS AFFILIATE’S $4.50 PER SHARE CASH OFFER FOR DYNEGY AND RESPONDS TO DISSIDENT SHAREHOLDER FILINGS

Blackstone Capital Partners V L.P. today re-confirmed its affiliate’s $4.50 per share cash offer under the previously announced merger agreement with Dynegy Inc. (NYSE: DYN). This price represents a 62% premium to Dynegy’s closing share price on August 12th, the day prior to the announcement of the transaction.

The Blackstone transaction has been recommended by ISS, the leading independent proxy advisory firm. If the transaction does not occur, ISS has estimated that the value of Dynegy would be $2.66 per share. Blackstone’s offer represents a 69% premium to this ISS estimate.

Blackstone’s substantial cash premium offer to Dynegy’s shareholders is subject to the receipt of an affirmative vote of 50% of Dynegy’s total outstanding shares. The shareholder vote will occur at 10AM, Houston time, on Wednesday, November 17th.

Blackstone has not previously made any public communications to Dynegy shareholders but believes investors must understand certain facts which, to date, have often been obscured by the large volume of erroneous information presented by other parties. In summary:

•

Seneca has no credibility in claiming that $4.50 per share is an inadequate price because it sold 700,000 Dynegy shares at $2.93 per share on the day before the proposed merger was announced. Blackstone’s offer represents a 54% premium to the price at which Seneca sold these shares. We fail to understand how any self-described successful investor in the power sector could have so significantly undervalued its investment.

•	Seneca’s past involvement as an activist investor with Reliant Energy and TransAlta was followed by significant losses in shareholder value.

•

Seneca’s only proposed Dynegy board nominee with power industry experience, Jeff Hunter, works for a competitor of Dynegy, and his election to the Dynegy board would raise serious antitrust issues. Further, Seneca misstated the ability of Mr. Hunter to serve “in an interim management role” in its SEC filings.

•

Carl Icahn’s incomplete and non-binding proposal to provide Dynegy with liquidity through 2012 does not fundamentally address the long-term liquidity challenges Dynegy currently faces. Moreover, access to liquidity, in and of itself, does not build value.

In evaluating Seneca’s campaign, Dynegy’s shareholders should be aware that Seneca Capital Investments, L.P. has experienced an 86% decline in its self-reported 13(f) securities under management (13F filings report more than $3.5 billion under management at June 30, 2007 versus $485 million as of June 30, 2010).

Seneca cites its successful track record as a long-term investor in the power and energy sector, but a closer look at the facts of their involvement in several prior power investments does not provide a basis for concluding that Seneca’s involvement with Dynegy will add value.

•

Texas Genco. Over the twelve month period from June 2003 to June 2004, Seneca reduced its stake in Texas Genco by 81%, from 987,400 to 183,000 shares, with most of such divested shares being sold during a period when the volume-weighted average price of Texas Genco was $23.45 per share. In July 2004, Texas Genco entered into a merger agreement to sell itself at $47.00 per share. After this transaction was announced, Seneca acquired 370,300 Texas Genco shares during a period when the volume-weighted average price was $46.41, but the deal was nonetheless consummated at the originally proposed share price.

•

Reliant Energy. Within a year after Seneca’s successful effort in August 2006 to add a nominee designated by institutional investors to Reliant’s Board, Seneca sold 86% of its Reliant stake. Following the addition of this director to the Board, long-term shareholders who continued to hold their shares suffered a loss of more than 71% of their equity value.

•

TransAlta. Seneca campaigned to block a July 2008 bid by Global Infrastructure Partners (GIP) and LS Power Equity Partners (LS Power) to acquire TransAlta. The GIP and LS Power offer was at C$39/share. Following opposition to the deal, including Seneca’s opposition, GIP and LS Power withdrew their offer. TransAlta shares subsequently fell and recently closed at C$20.41, a 48% decline from the GIP/LS Power offer price.

Three months have passed since the announcement of the Blackstone transaction, and Seneca has yet to advance a credible plan to create value above the $4.50 per share deal price. Their only specific proposal is to suggest that they would nominate two directors to Dynegy’s Board.

•

Seneca proclaimed that one of its prospective nominees, Jeff Hunter, would have the ability “to assist in an interim management role” with Dynegy. In response, Mr. Hunter’s current employer, US PowerGen, promptly issued a press release stating that Mr. Hunter did not have permission to serve in any management capacity at Dynegy.

•

Mr. Hunter, as Chief Financial Officer, was a key member of senior management that engineered US PowerGen’s 2007 acquisition of BostonGen for $3.2 billion. This acquisition ended unsuccessfully when BostonGen filed for Chapter 11 bankruptcy protection in August of this year. BostonGen is now in the process of being sold for $1.1 billion to Constellation Energy Group.

•

US PowerGen is a merchant power company that competes with Dynegy in the New York and New England markets. There will be a conflict of interest and potential antitrust issues if Mr. Hunter, an executive officer and equity owner of US PowerGen, also serves as a board member of Dynegy, with access to Dynegy’s confidential information relating to those competing markets.

•

The simple fact is that Seneca does not have a history of effecting positive change via board representation. Indeed, Seneca’s own Founder, Doug Hirsch, served as a board member at GMAC from 2006 until his departure in May 2009, when he left the board in the wake of approximately $12.5 billion of bailout assistance to GMAC.

Finally, Carl Icahn’s incomplete and non-binding proposal (submitted three business days prior to the shareholder vote) to replace Dynegy’s existing credit facility, even if it buys the Company some time, will present a day of reckoning at its initial maturity in 2012. If the company cannot repay or replace the Icahn credit facility upon maturity, Mr. Icahn would be in a commanding position to declare a default and force a bankruptcy filing in which he would rank ahead of existing bondholders and shareholders of Dynegy. Under those circumstances, Mr. Icahn, as Dynegy’s most senior creditor, would be in a privileged position to acquire the Company for the value of his debt. Even if asset sales were to occur (as would be permitted under his preliminary proposal), the consequence would simply make it more likely that his credit facility would be repaid at maturity. From the perspective of Dynegy shareholders, though, selling assets will exacerbate the $1.6 billion of negative free cash flow projected by the Company between now and 2015, making even more acute the continuing risks being borne by such shareholders.

While Mr. Icahn has implicitly suggested he could be a bidder for Dynegy if the Dynegy/Blackstone transaction is voted down, this interest at an unspecified valuation is inconsistent with Mr. Icahn’s failure to engage with the company during its two year “pre-shop” and the more recent, widely publicized, 40-day “go-shop” period. Indeed, unlike eight other parties, Mr. Icahn did not execute a non-disclosure agreement to receive confidential information during the go-shop period.

Blackstone believes that its offer of $4.50 per share, which represents a 62% premium to the unaffected share price and a 69% premium to the ISS estimate of Dynegy’s value if the Blackstone transaction is not consummated, remains a full and fair valuation and eliminates the substantial downside risk that will result from the failure of the merger to be approved by stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact are statements that could be deemed forward looking statements. This communication includes “forward looking statements” that are subject to risks, uncertainties and other factors. The reader is cautioned not to rely on these forward looking statements. All forward looking statements are based on information currently available to BCP V and are qualified in their entirety by this cautionary statement. Neither BCP V nor Dynegy undertakes to update any such forward looking statements or other statements included in this communication.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the Agreement and Plan of Merger, dated as of August 13, 2010, providing for the acquisition of Dynegy by Denali Parent Inc., an affiliate of BCP V, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010 (the “Proxy Statement”) and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE TRANSACTION CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from the Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

BCP V, Denali Parent Inc. and Denali Merger Sub Inc. (collectively, “Blackstone”) and certain affiliates and representatives of Blackstone may be deemed to be participants in the solicitation of proxies from the stockholders of Dynegy in connection with the transactions and the Proxy Statement. Information concerning the interests of Blackstone and its affiliates and representatives in the solicitation is set forth in the Proxy Statement.

ABOUT BLACKSTONE

The Blackstone Group is one of the world’s leading investment and advisory firms. Its alternative asset management businesses include the management of private equity funds, real estate funds, hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at http://www.blackstone.com.

Media Contacts:

Tom Johnson

Abernathy McGregor

(212) 371-5999

tbj@abmac.com

Christine Anderson

The Blackstone Group

(212) 583-5182

christine.anderson@blackstone.com

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